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                                                               Exhibit 5.1




                                April 28, 1994



Inland Steel Industries, Inc.
30 West Monroe Street
Chicago, Illinois 60603

     Re:  Common Stock, $1.00 par value per share

Ladies and Gentlemen:

        We have acted as counsel to Inland Steel Industries, Inc., a Delaware corporation (the "Company"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the public offering of up to an aggregate of 2,703,000 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock"), pursuant to a standby agreement (the "Standby Agreement"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-3 (the "Registration Statement") relating to such shares of Common Stock. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

        Based on the foregoing, it is our opinion that, upon completion of the Corporate Proceedings, the Common Stock will have been duly authorized for issuance and, when the Common Stock is delivered in accordance with the Standby Agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement and the Corporate Proceedings, it will be validly issued, fully paid and non-assessable by the Company.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of Shares."

                                          Very truly yours,


                                          /s/ MAYER, BROWN & PLATT
                                              MAYER, BROWN & PLATT